EXHIBIT 12

                            CAROLINA POWER & LIGHT COMPANY

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
              DIVIDENDS COMBINED AND RATIO OF EARNINGS TO FIXED CHARGES


                                                TWELVE MONTHS ENDED DECEMBER 31,
                                                --------------------------------
                                                                1994      1993
                                                                ----      ----
                                                          (THOUSANDS OF DOLLARS)
     Earnings, as defined:
      Net income   . . . . . . . . . . . . . . . . . . . .   $313,167  $346,496
      Fixed charges, as below  . . . . . . . . . . . . . .    213,821   237,098
      Income taxes, as below   . . . . . . . . . . . . . .    180,518   181,653
                                                             --------  --------
        Total earnings, as defined . . . . . . . . . . . .   $707,506  $765,247
                                                             ========  ========

     Fixed Charges, as defined:
      Interest on long-term debt   . . . . . . . . . . . .   $183,891  $205,182
      Other interest   . . . . . . . . . . . . . . . . . .     16,119    16,419
      Imputed interest factor in rentals-charged
        principally to operating expenses  . . . . . . . .     13,811    15,497
                                                             --------  --------
         Total fixed charges, as defined . . . . . . . . .   $213,821  $237,098
                                                             ========  ========
     Earnings before income taxes  . . . . . . . . . . . .   $493,685  $528,149
                                                             ========  ========

     Ratio of earnings before income taxes to net income .       1.58      1.52

     Income taxes:
      Included in operating expenses   . . . . . . . . . .   $198,238  $189,535
      Included in other income   . . . . . . . . . . . . .     (9,425)      392
      Included in AFUDC - deferred taxes in nuclear fuel
        amortization and book depreciation . . . . . . . .     (8,295)   (8,274)
                                                             --------  --------
        Total income taxes . . . . . . . . . . . . . . . .   $180,518  $181,653
                                                             ========  ========
     Fixed charges and preferred dividends combined:
      Preferred dividend requirements  . . . . . . . . . .   $  9,609  $  9,609
      Portion deductible for income tax purposes   . . . .       (312)     (312)
                                                             --------  --------
     Preferred dividend requirements not deductible  . . .   $  9,297 $  9,297
                                                             ========  ========
     Preferred dividend factor:
      Preferred dividends not deductible times ratio of
        earnings before income taxes to net income . . . .   $ 14,689  $ 14,131
      Preferred dividends deductible for income taxes  . .        312       312
      Fix charges, as above  . . . . . . . . . . . . . . .    213,821   237,098
                                                             --------  --------
        Total fixed charges and preferred dividends
         combined  . . . . . . . . . . . . . . . . . . . .   $228,822  $251,541
                                                             ========  ========
     Ratio of earnings to fixed charges and preferred
         dividends combined  . . . . . . . . . . . . . . .       3.09      3.04

     Ratio of earnings to fixed charges  . . . . . . . . .       3.31      3.23